Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2021 with respect to the consolidated financial statements of The9 Limited, its subsidiaries and its variable interest entities, which was included in the annual report of The9 Limited on Form 20-F for the year ended December 31, 2020. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton

Shanghai, China

August 27, 2021